Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . July 26, 2007

The Bank Holdings Reports Strong Results in Second Quarter 2007

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank (also doing business as Silverado Bank in California) and its “1031” companies (Granite Exchange and Rocky Mountain Exchange) today reported unaudited consolidated financial results for the quarter ended June 30, 2007.

Second Quarter Highlights:

•                  Net income was $804,000, an increase of 20% over the second quarter of 2006.

•                  Non-interest income was $605,000, an increase of 143% over the second quarter of 2006.

•                  Total loans outstanding increased to a record $477 million, a 70% increase over the second quarter of 2006.

•                  Core earnings (income from continuing operations before income taxes) were $1.345 million, an increase of 92% from the same quarter of last year.

•                  Net interest margin was 3.94%, a 12 basis point increase over the same period last year.

Chairman and Chief Executive Officer Hal Giomi stated, “We continue to transition our strategy from focusing on aggressive growth and expansion to a more measured pace of growth combined with increased profitability.  Evidence of this strategy is seen in our 2007 second quarter results, which show a marked improvement in linked quarterly earnings and profitability ratios.  Our year-to-date pretax profit of $2.028 million is nearly triple the $685,000 reported for the same period last year.”

Mr. Giomi continued, “The competition for demand deposits remains fierce. We are hopeful with the recent roll-out of our new deposit acquisition strategies, coupled with the opening of our Rancho Cordova branch in California, we will make strides toward more profitable core deposit growth during 2007.  Though we have witnessed an up tick in loan delinquencies, we continue to strengthen our loan pricing model and remain committed to our disciplined credit culture in the current economic environment.  Unlike the rapid pace of the previous six years’ growth and aggressive expansion, 2007 will allow our Company to retrench as we work through the changing economic climate, take advantage of the opportunities currently available to us, and position ourselves strategically for 2008.”

Second Quarter Results

Net income of $804,000 was reported for the second quarter of 2007, as compared to $669,000 for the same period of 2006, an increase of $135,000 or 20%.  This reflects an increase of 76% when compared to the $457,000 income reported for the first quarter of 2007.  Asset growth has moderated as compared to prior periods with total assets at June 30, 2007 of $662 million, as compared to $647 million at March 31, 2007 and $419 million at June 30, 2006.  First quarter of 2007 net income included $229,000 of non-recurring charges related to 1031 companies’ operations.

Earnings Per Share & Performance Ratios

Basic earnings per share for the quarter ended June 30, 2007 were $0.14, as compared to $0.19 for the same period from the prior year.  This calculation is based on 5,831,099 average shares outstanding at June 30, 2007 and 3,362,733 at June 30, 2006.  Diluted earnings per share for the second quarter of 2007 were $0.13 on 5,993,284 average diluted shares, as compared to $0.18 per share and 3,639,765 average diluted shares for the second quarter of 2006.  The increase in shares is attributable to the private placement completed August 2006, the issuance of stock in the acquisition of NNB Holdings (parent of Northern Nevada Bank, “NNB”) completed November of 2006, and the 5% stock dividend declared in February 2007.

Return on average assets was 0.51% and return on average equity was 4.40% for the second quarter of 2007, as compared to 0.67% and 8.70%, respectively for the second quarter of 2006.  It should be noted that the Company was not fully taxable in the second quarter of 2006.  On a linked quarterly basis for 2007, return on average assets improved from 0.28% and return on average equity improved from 2.53%.

Balance Sheet Information

Since Year End 2006

Total assets increased by $10 million to $662 million from $652 million, or approximately 2%, while loans increased by $13 million to $477 million from $464 million, or 3%.  Over the same period, deposits decreased $13 million or 3% to $484 million from $497 million.  Borrowed funds increased $18 million over the same period.

Since June 30, 2006

Total assets were $662 million at June 30, 2007, as compared to $419 million at June 30, 2006.  Total assets increased by $150 million with the acquisition of NNB.  Gross loans were $477 million at June 30, 2007, an increase of 70%, as compared to $281 million at June 30, 2006.  Deposits at June 30, 2007 were $484 million, an increase of 42%, as compared to the $342 million reported for June 30, 2006.  The acquisition of NNB added approximately $120 million in loans and $126 million in deposits to previously reported totals.

Income and Expense Comparisons

Quarterly Analysis

On a quarterly basis, the unaudited consolidated earnings for the three months ended June 30, 2007 were $804,000, as compared to $669,000 for the quarter ended June 30, 2006.  In the second quarter of 2007, net interest income before the provision for loan losses was $5.6 million, which represents a 56% increase from the $3.6 million reported for the same period in 2006.

Provision for Loan Losses

Loan loss provision in the second quarter was $234,000, as compared to a reversal of $124,000 for the three months ended June 30, 2006.  This brings the loan loss reserve to $5.6 million or 1.17% of total loans and 297% of non-performing assets.  The ratio of average gross loans to average total assets for the quarters ended June 30, 2007 and 2006 was 74% and 68%, respectively.  This reflects the continued expansion of the loan portfolio as a percentage of average earnings assets for the Company as a whole.

Interest Income & Interest Expense

For the second quarter of 2007, interest income was $11.2 million, net interest income was $5.6 million, and the provision for loan losses was $234,000.  For the second quarter of 2006, interest income was $6.9 million, net interest income was $3.6 million, and the provision for loan losses was a reversal of $124,000.

Non-Interest Income & Expense

Non-interest income for the quarter ended June 30, 2007 was $605,000, as compared to $249,000 for the same period in 2006 while second quarter 2007 non-interest expense was $4.7 million, as compared to $3.3 million for the same period in 2006.  At June 30, 2007, the Bank operated eight branches with 108 FTE.  This represents a significant increase from June 30, 2006 when the Bank had only five branches and 62 FTE.  At the current time, the “1031” companies operate two office locations with 11 FTE and The Bank Holdings has 3 FTE for a Company-wide total of 122 FTE.

Credit Quality

At June 30, 2007, the Bank had $1.9 million in non-performing assets while it had no non- performing assets at June 30, 2006.  Economic activity has shown signs of slowing in both northern Nevada and northern California markets.  As a result of this slowing, the Bank has experienced an increase in delinquencies and problem loans.  The increases are not unexpected and are still below normal peer group measures.

Taxes

The Company had a tax loss carry-forward in the first quarter of 2006, but is a fully taxable entity at the current time.  As a result, second quarter 2007 net income was $804,000 after the $541,000 provision for taxes, as compared to net income of $669,000 for the second quarter of 2006 after a tax provision of $33,000.  Year-to-date June 30, 2007 earnings were $1.261 million after tax provisions of $767,000, as compared to $645,000 of earnings after tax provisions of $40,000 for the six months ended June 30, 2006.

Operating Activities

During the second quarter of 2007, Nevada Security Bank, within its Silverado Bank northern California operating division, opened its second northern California branch office in Rancho Cordova, California.

During the first quarter of 2007, the Company adopted SFAS 159 and 157.  The fair value option was utilized for certain SBA and USDA government guaranteed loans which were purchased during late 2003 and early 2004 to enhance asset portfolio returns, internal liquidity, and portfolio cash flows.  The cost basis of these assets was approximately $14.4 million with a fair value of $13.7 million as of March 31, 2007.  The current fair value of these assets is $10.1 million after sale of $3.1 million during the second quarter of 2007.

Earnings Guidance

Jack Buchold, Chief Financial Officer, stated, “We expect moderate loan growth during 2007, which we anticipate will be supported by a repositioned liability side of the balance sheet.  In terms of outlook, our expectations are not really changed from guidance previously provided.  We expect that margins will continue to creep 3-5 basis points per quarter as our loan and deposit growth mirrors what we achieved in the second quarter. For the full year, we project an effective tax rate of 37%.  We foresee maintaining the momentum we have realized during the first half of 2007 and outperforming 2006 at a higher, incremental rate than we experienced during the first half of the year.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, Granite Exchange and Rocky Mountain Exchange.  The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million.  The Bank currently has contributed capital of approximately $69 million and operates eight branches; six in northern Nevada and two in northern California, which are separately branded as Silverado Bank.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  The two exchange companies each operate one office: Rocky Mountain Exchange in Bozeman, Montana and Granite Exchange in Roseville, California. For additional information, please visit www.nevadasecuritybank.com., www.silveradobank.com, www.ges1031.com, and www.rockymountainexchange.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward-looking statements.  Actual results may differ from those projected.  These forward looking statements involve risks and uncertainties concerning the health of the national,  Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated
Financial Data

	Quarter Ended June 30, 2007	Quarter Ended June 30, 2006	Year Ended December 31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,222	$6,916	$31,039
Interest expense	5,584	3,274	15,083
Net interest income	5,638	3,642	15,956
Provision for loan losses	234	(124)	771
Non - interest income	605	249	1,682
Non - interest expenses	4,679	3,348	13,582
Attributable to minority shareholders	(15)	(35)	127
Provision for income taxes	541	33	1,075
Net income	$804	$669	$2,083

Period End Data
Assets	662,000	418,548	651,540
Loans, gross	476,936	280,890	463,859
Securities	83,081	89,827	92,927
Deposits	483,707	342,266	496,997
Other borrowed funds	78,619	37,994	60,149
Shareholders’ equity	74,504	33,185	73,568

Average Balance Sheet
Assets	644,567	404,882	452,179
Loans, gross	474,010	274,080	308,411
Securities	87,414	91,222	91,736
Deposits	479,867	333,724	359,932
Shareholders’ equity	74,071	31,190	41,256

Asset Quality
Non-performing assets (1)	1,881	—	549
Allowance for loan losses	5,584	3,004	5,430
Net charge-offs	260	—	—
Non-performing assets to total assets	0.28%	—	0.08%
Allowance for loan losses to loans	1.17%	1.07%	1.17%
Net Charge-offs to average loans	0.06%	—	—

Per Common Share (3)
Basic income per share	0.14	0.19	0.51
Diluted income per share	0.13	0.18	0.49
Book value per share	12.78	9.17	12.62
Period end common shares outstanding	5,831,099	3,620,404	5,831,099
Weighted average shares outstanding -basic	5,831,099	3,362,733	4,117,351
Weighted average shares outstanding -diluted	5,993,284	3,639,765	4,290,122

Financial Ratios
Return on average assets	0.51%	0.67%	0.46%
Return on average equity	4.40%	8.70%	5.05%
Net interest margin (2)	3.94%	3.82%	3.81%

(1)   Non-performing assets consists of  loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

(2)   Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)   Adjusted for stock dividend of February 15, 2007.

	Quarter Ended March 31, 2007	Quarter Ended March 31, 2006	Year Ended December 31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,342	$6,184	$31,039
Interest expense	5,992	3,067	15,083
Net interest income	5,350	3,117	15,956
Provision for loan losses	180	473	771
Non - interest income	422	221	1,682
Non - interest expenses	4,933	2,882	13,582
Attributable to minority shareholders	(24)	—	127
Provision for income taxes	226	7	1,075
Net income	$457	$(24)	$2,083

Period End Data
Assets	647,418	400,986	651,540
Loans, gross	464,253	273,735	463,858
Securities, HTM and AFS	90,544	91,369	92,927
Deposits	514,841	317,203	496,997
Other borrowed funds	36,384	50,681	60,149
Shareholders’ equity	73,779	29,264	73,568

Average Balance Sheet
Assets	660,874	378,187	452,179
Loans, gross	469,549	258,086	308,411
Securities	92,966	87,806	91,736
Deposits	511,910	318,914	359,932
Shareholders’ equity	73,398	28,819	41,256

Asset Quality
Non-performing assets (1)	913	—	549
Allowance for loan losses	5,502	3,128	5,430
Net charge-offs	108	—	—
Non-performing assets to total assets	0.14%	—	0.08%
Allowance for loan losses to loans	1.19%	1.14%	1.17%
Net Charge-offs to average loans	0.023%	—	—

Per Common Share (3)
Basic income per share	0.08	(0.01)	0.51
Diluted income per share	0.08	(0.01)	0.49
Book value per share	12.65	8.89	12.62
Period end common shares outstanding	5,831,099	3,290,229	5,831,099
Weighted average shares outstanding -basic	5,831,099	3,281,171	4,117,351
Weighted average shares outstanding -diluted	6,002,124	3,548,685	4,290,122

Financial Ratios
Return on average assets	0.28%	(0.03)%	0.46%
Return on average equity	2.53%	(0.34)%	5.05%
Net interest margin (2)	3.72%	3.51%	3.81%

(1)   Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

(2)   Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)   Adjusted for stock dividend of February 15, 2007.